Exhibit 2.2

ACTION BY UNANIMOUS WRITTEN CONSENT

OF THE SOLE MEMBER OF THE BOARD OF DIRECTORS

OF

VISION GLOBAL SOLUTIONS, INC.

 November 3, 2009

Pursuant to Section 78.320(2) of the Nevada Revised Statutes, the Articles of Incorporation and bylaws of Vision Global Solutions, Inc., a Nevada corporation (the “Corporation”), the undersigned, being the sole member of the Board of Directors of the Corporation, hereby adopts, approves, confirms and ratifies the following recitals and resolutions:

CHANGE IN CORPORATE OFFICERS

Election of Director

WHEREAS: Pursuant to ARTICLE I, Section 6 of the Corporation’s Bylaws, which states that vacancies may be filled by a majority of the remaining directors;

NOW, THEREFORE BE IT RESOLVED:  That Todd Waltz is hereby appointed as the Sole Director of the Corporation to serve in such capacity until the next annual meeting of the stockholders or until his successor has been duly elected and qualified or until his earlier resignation or removal.

Election of Officers

WHEREAS: Pursuant to ARTICLE III, Section 1 of the Corporation’s Bylaws, which states that the Board of Directors may appoint officers;

NOW, THEREFORE BE IT RESOLVED: That Todd Waltz is hereby appointed as   Chief Executive Officer, President, Secretary and Treasurer of the Corporation to serve until a successor is duly elected and qualified,

Resignation of Director and Officer

WHEREAS: Pursuant to ARTICLE I, Section 5 and ARTICLE III, Section 1, of the Corporation’s Bylaws, which states that any Director or Officer may resign at any time upon written notice to the Board, the Chairman of the Board or the President; and

WHEREAS: Mr. Kinney tendered his letter of resignation to the Board, pursuant to which Mr. Kinney resigned from his position as Director, Chief Executive Officer, Secretary and Treasurer of the Corporation as of November 3, 2009;

NOW THEREFORE BE IT RESOLVED: That the Corporation hereby accepts the resignation of John Kinney from his position as Director, Chief Executive Officer, Secretary and Treasurer of the Corporation, effective for all purposes as of November 3, 2009.

Omnibus Resolution

RESOLVED:  That the officers of the Corporation are hereby authorized and directed to execute all documents and to take all actions that may be necessary or advisable to carry out and perform the purposes and intent of the foregoing resolutions and the provisions of the documents and any and all prior actions taken by the officers in connection therewith are hereby ratified and approved.

This Written Consent may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one instrument.  This Unanimous Written Consent of November 3, 2009 shall be filed in the Minute Book of the Corporation.

/s/ John Kinney
John Kinney